ALLIANZ INDEX ADVANTAGE INCOME® VARIABLE ANNUITY
Issued by
ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA AND ALLIANZ LIFE VARIABLE ACCOUNT B
Income Benefit Supplement dated August 3, 2021
to the
Prospectus dated April 30, 2021
This Income Benefit Supplement (this Supplement) should be read and retained with the prospectus for the Index Advantage Income®. If you would like another copy of the current prospectus or the current Income Benefit Supplement, please call us at (800) 624-0197 or visit our website at www.allianzlife.com.
Current Income Benefit terms effective for applications signed from August 3, 2021 to September 6, 2021.
Income Benefit terms (Income Payment waiting period, Income Percentages, and Income Percentage Increases) may be different from those listed below for applications signed on or after September 7, 2021. Income Benefit terms reflected in this Supplement shall remain in effect and will not be superseded until after September 6, 2021. Any revised terms on or after September 7, 2021 will be reflected in an updated Income Benefit Supplement. We will publish any changes to these Income Benefit terms for subsequent periods at least seven calendar days before they take effect on our website and on EDGAR at www.sec.gov under Form S-1 File Number 333-255317. Please work with your Financial Professional or visit www.allianzlife.com/indexincomerates to confirm the most current terms.
Income Payment waiting period	3 Index Years

Eligible Person’s Age (or younger Eligible Person’s age for joint Income Payments)	Income Percentages				Income Percentage Increases
	Level Income		Increasing Income
	Single Income Payments	Joint Income Payments	Single Income Payments	Joint Income Payments
0-50	4.00%	3.50%	3.20%	2.70%	0.25%
51	4.10%	3.60%	3.30%	2.80%	0.25%
52	4.20%	3.70%	3.40%	2.90%	0.25%
53	4.30%	3.80%	3.50%	3.00%	0.25%
54	4.40%	3.90%	3.60%	3.10%	0.25%
55	4.50%	4.00%	3.70%	3.20%	0.30%
56	4.60%	4.10%	3.80%	3.30%	0.30%
57	4.70%	4.20%	3.90%	3.40%	0.30%
58	4.80%	4.30%	4.00%	3.50%	0.30%
59	4.90%	4.40%	4.10%	3.60%	0.30%
60	5.00%	4.50%	4.20%	3.70%	0.35%
61	5.10%	4.60%	4.30%	3.80%	0.35%
62	5.20%	4.70%	4.40%	3.90%	0.35%
63	5.30%	4.80%	4.50%	4.00%	0.35%
64	5.40%	4.90%	4.60%	4.10%	0.35%
65	5.50%	5.00%	4.70%	4.20%	0.40%
66	5.60%	5.10%	4.80%	4.30%	0.40%
67	5.70%	5.20%	4.90%	4.40%	0.40%
68	5.80%	5.30%	5.00%	4.50%	0.40%
69	5.90%	5.40%	5.10%	4.60%	0.40%
70	6.00%	5.50%	5.20%	4.70%	0.45%
71	6.10%	5.60%	5.30%	4.80%	0.45%
72	6.20%	5.70%	5.40%	4.90%	0.45%
73	6.30%	5.80%	5.50%	5.00%	0.45%

IAINC0821 (IAI-003)

Eligible Person’s Age (or younger Eligible Person’s age for joint Income Payments)	Income Percentages				Income Percentage Increases
	Level Income		Increasing Income
	Single Income Payments	Joint Income Payments	Single Income Payments	Joint Income Payments
74	6.40%	5.90%	5.60%	5.10%	0.45%
75	6.50%	6.00%	5.70%	5.20%	0.50%
76	6.60%	6.10%	5.80%	5.30%	0.50%
77	6.70%	6.20%	5.90%	5.40%	0.50%
78	6.80%	6.30%	6.00%	5.50%	0.50%
79	6.90%	6.40%	6.10%	5.60%	0.50%
80+	7.00%	6.50%	6.20%	5.70%	0.55%
On the Index Effective Date we establish an initial Income Percentage for each Eligible Person’s current age, or the younger Eligible Person’s current age for joint payments. If you make additional Purchase Payments after the Index Effective Date, we use the Eligible Person’s current age on the next Index Anniversary after we receive the additional Purchase Payments to determine the Income Percentages for those payments. We establish an Income Percentage Increase for each Eligible Person based on their current age on the Index Effective Date. For joint Income Payments, we use the age of the younger Eligible Person. There are restrictions on which Eligible Person can become a Covered Person if you select single Income Payments, and joint Income Payments may not be available if the age difference between spouses is too great, as stated in prospectus section 3, Eligible Person(s) and Covered Person(s).
•
To Receive the Income Benefit terms reflected in this Supplement: Your application must be signed within the time period stated above and we must also receive the initial Purchase Payment within 60 calendar days after the end of this time period. However, if these criteria are not met but the Income Benefit terms of the next-effective Supplement do not change, then you shall be subject to the terms of that next-effective Income Benefit Supplement, and we will extend the period for receiving the initial Purchase Payment to 60 days after the end of the time period of that Supplement. If these conditions are not met, you will receive the Income Benefit terms that are in effect on your Issue Date. Under certain circumstances we may extend these time periods in a nondiscriminatory manner.

•
We cannot change the Income Benefit terms for your Contract once they are established. If the Income Benefit terms you receive are unacceptable, you can cancel your Contract during the right to examine period.

•	The Income Benefit provides no payment before the third Index Anniversary and until the Index Anniversary that the younger Eligible Person reaches age 50.

•	If you begin Income Payments before age 59½ the payments will generally be subject to a 10% additional federal tax.

IAINC0821 (IAI-003)